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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated December 1, 2009

BASE METALS

BDD BDG BOS BOM

PowerShares DB **Base Metals Double Long** ETN **BDD**

PowerShares DB **Base Metals Long** ETN **BDG**

PowerShares DB **Base Metals Short** ETN **BOS**

PowerShares DB **Base Metals Double Short** ETN **BOM**

The PowerShares DB Base Metals Double Long Exchange Traded Note (Symbol: BDD), PowerShares DB Base Metals Long Exchange Traded Note (Symbol: BDG), PowerShares DB Base Metals Short Exchange Traded Note (Symbol: BOS) and PowerShares DB Base Metals Double Short Exchange Traded Note (Symbol: BOM) (collectively, the "PowerShares DB Base Metals ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals.

All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals™ (the "Index"), which is designed to reflect the performance of certain aluminum, copper and zinc futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Financial Details

	BDD	BDG	BOS	BOM
Last Update	12/1/2009 2:21 PM EST	12/1/2009 11:58 AM EST	12/1/2009 12:00 AM EST	12/1/2009 1:59 PM EST
Price	15.93	22.72	23.57	18.15
Indicative Intra-day Value	15.83	22.51	23.03	18.21
Last End of Day RP Value	15.2021	22.0576	23.5174	18.9985
Last Date for End of Day Value	11/30/2009	11/30/2009	11/30/2009	11/30/2009

Index History[1] (Growth of $10,000 since July 31, 2006)

BDD (Index +2x Levered) $4,873.35
BDG (Index +1x Levered) $8,438.28
BOS (Index -1x Levered) $10,630.62
BOM (Index -2x Levered) $8,426.03
$27k
$24k
$21k
$18k
$15k
$12k
$9k
$6k
$3k
$0k
2006
2007
2008
2009

PowerShares DB Base Metals ETN & Index Data

Ticker Symbols

Base Metals Double Long	BDD
Base Metals Long	BDG
Base Metals Short	BOS
Base Metals Double Short	BOM

Intraday Indicative Value Symbols

Base Metals Double Long	BDDIV
Base Metals Long	BDGIV
Base Metals Short	BOSIV
Base Metals Double Short	BOMIV

CUSIP Symbols

Base Metals Double Long	25154K841
Base Metals Long	25154K825
Base Metals Short	25154K833
Base Metals Double Short	25154K858

Details

ETN price at listing	$25.00
Inception date	6/16/08
Maturity date	6/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index Symbol	DBBMIX

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses

ETN Performance & Index History (%)[1]

As of 9/30/2009	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
ETN Performance					
Base Metals Double Long	-27.77	-	-	-	-46.38
Base Metals Long	-5.47	-	-	-	-19.64
Base Metals Short	-9.76	-	-	-	8.63
Base Metals Double Short	-28.02	-	-	-	5.67
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals™ **+2x Levered**	-27.77	-22.26	-	-	-46.38
Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals™ **+1x Levered**	-5.47	-6.21	-	-	-19.64
Deutsche Bank Liquid Commodity Index-Optimum Industrial Metals™ **-1x Levered**	-9.76	1.40	-	-	8.63
Deutsche Bank Liquid Commodity Index-Optimum Industrial Metals™ **-2x Levered**	-28.02	-6.53	-	-	5.67
Comparative Indexes[2]					
S&P 500 Index	-6.91	-5.43	-	-	-14.54
Barclays Capital U.S. Aggregate Bond Index	10.56	6.41	-	-	8.10

Index Weights

As of 11/30/2009

Commodity	**Contract Expiry Date**	**Weight (%)**
Aluminium	11/17/2010	32.92
Copper - Grade A	3/17/2010	33.29
Zinc	5/19/2010	33.79

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Base Metals ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Industrial Metals™ is July 12, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Industrial Metals Excess Return™ (the "Base Metals Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Base Metals ETNs, less the investor fee. The Base Metals Index is intended to reflect changes in the market value of certain futures contracts on aluminum, copper and zinc. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Subject to an investor fee
Limitations on repurchase
Concentrated exposure to Base Metals
Acceleration risk

Benefits
Leveraged and short notes
Relatively low cost
Intraday access
Listed
Transparent
Tax treatment(3)

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Base Metals
ETN performance, go to dbfunds.db.com/notes.

(2)The S&P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index(TM) is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Base Metals ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Base Metals ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch that are linked to the Index. The PowerShares
DB Base Metals ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Base
Metals ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses.
Investing in the PowerShares DB Base Metals ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB
Base Metals ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Base Metals ETNs is zero, your investment will expire worthless. Deutsche Bank may accelerate the
PowerShares DB Base Metals ETNs upon the occurrence of a regulatory event as described in the pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the
PowerShares DB Base Metals ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Base Metals ETNs may not be suitable for all investors.

The PowerShares DB Base Metals ETNs are concentrated in aluminum, copper and zinc futures contracts. The market value of the PowerShares DB Base Metals ETNs may be influenced by many unpredictable factors, including, among other things, volatile base metal prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Base Metals ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Base Metals Double Long ETN and PowerShares DB Base Metals
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Base Metals ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly
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performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Base Metals ETNs' investment objective, risks, charges and expenses carefully before investing.

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